Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Steve Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
April 26, 2012

Thank you, Tim, Good morning!

First quarter operating results of the Rail Group and Leasing Group reflect improved operating leverage amid steady railcar demand. Our Rail Group posted an operating profit of $40.1 million during the 1st quarter of 2012, a 16% increase compared to the 4th quarter of 2011 and a 330% increase compared to the 1st quarter of 2011. The dollar value of our railcar order backlog remained virtually unchanged at the end of the 1st quarter despite a slight decline in total units. Our Leasing Group posted a 22% increase in operating profit year-over-year when compared to the 1st quarter of 2011, due principally to higher lease renewal rates and profit from lease portfolio sales. Lease rate and renewal trends remained favorable.

Industry demand for new railcars continued at a steady pace during the 1st quarter. Industry orders for new railcars totaled 12,500 and were driven primarily by orders for railcars needed to transport crude oil from shale and tar sands fields and orders for general service freight cars by several Class I railroads, lessors and TTX. In the long run, we believe demand for rail transportation to support oil and gas exploration and production activities will continue to generate additional new railcar orders. Near term, the current price and abundant supply levels of natural gas has negatively impacted drilling thus reducing demand for small covered hoppers used to transport frac sand and proppants. At current oil price levels, we expect oil drilling and the demand for railcars to transport crude oil will remain steady. The energy sector overall is an exciting growth opportunity for our businesses and we are monitoring industry developments and their downstream impacts closely.

The abundance of low price natural gas is benefiting North American chemical producers. Several major chemical companies have announced plans to build new plants or significantly expand existing facilities in North America. Fertilizer producers are benefitting from low natural gas prices and record spring crop plantings. Oil and gas drilling is also impacting chemical usage. As a result, domestic chemical production is growing, driving orders for new railcars to transport chemical products.

Low natural gas prices have, however, depressed demand for coal cars as utilities switch to natural gas for power generation. This is only partially offset by slightly improving coal exports. As a result, we have seen an increase in the idle North American fleet principally related to an increase in coal cars placed in storage.

Orders for flat cars for autoracks were also placed during the quarter as automobile production is projected to rise and the existing autorack fleet is fully deployed. Replacement orders for box cars are, in part, related to increased auto parts shipments. Orders for railcars to transport steel are also driven by automobile production increases.

During the 1st quarter, TrinityRail received orders for approximately 3,255 new railcars, including autoracks. Our 1st quarter orders were primarily for tank and covered hopper railcars from industrial shippers and general service freight cars and autoracks from railroads. TrinityRail’s railcar order backlog was 27,245 railcars at the end of the 1st quarter down 6% from the end of the 4th quarter of 2011. The dollar value of the backlog remained stable during the quarter at approximately $2.6 billion. 1st quarter orders included higher value railcars and benefitted from increasing prices on certain railcars in high demand. Approximately 21% of the units in our order backlog are for customers of our leasing business.

We were successful at securing orders during the 1st quarter that extend our current production lines, for some railcar types, into the second half of 2013. We continue to focus on specific customer orders that optimize production at our facilities currently in operation, minimize line changeovers and reflect favorable pricing levels. Our 1st quarter orders should position us to achieve further operating leverage improvement.

We delivered approximately 5,010 railcars during the 1st quarter compared to the approximately 2,240 railcars we delivered in the first quarter of 2011, and 5,100 railcars in the 4th quarter of 2011. The steep slope of our production ramp-up during the last four quarters has been challenging. During the 1st quarter of 2012, we experienced solid improvement in our operating leverage as our labor force is now more experienced and we have stabilized our railcar production rate. This is evidenced by the increase in our margin during the 1st quarter while operating at consistent production levels. For the year 2012, we are projecting delivery of approximately 19,000-20,000 new railcars. As a point of comparison, we delivered 14,065 railcars in 2011 and 4,750 railcars in 2010. We remain flexible in our 2012 and 2013 production plans and the company has the ability to re-allocate production capacity from other product lines as sustainable demand opportunities warrant. While we have the ability to increase railcar production and major components suppliers have now ramped up, the industry may face further constraints from the availability of some specialty steel and components required for certain railcars.

We added approximately 1,554 new railcars to our wholly-owned lease fleet portfolio during the 1st quarter bringing our total lease fleet portfolio, including TRIP, to approximately 70,000 railcars.

Lease renewal trends are favorable. A high percentage of our lessees are renewing their contracts, which lowers remarketing expenses and minimizes out- of-service time for the fleet. This has had a positive impact on leasing operating margins, however, the timing of regulatory testing and maintenance can be uneven and sometimes difficult to project. Renewal lease rates are also showing steady increases. Lease rates on new railcars are at attractive investment levels. We expect this trend to continue while existing railcars are in tight supply and new railcar production backlogs remain extended.

We continue to see an active secondary market for the sale of leased railcars from our portfolio. During the 1st quarter of 2012, we sold another group of leased railcars from our portfolio. We expect additional lease portfolio sales during the next few quarters assuming conditions continue to support an active secondary market.

In summary, railcar market conditions remain favorable although driven, in large part, by demand from oil and gas exploration and production activities and increasing automotive production. We continue to see steady order inquiries. We are closely monitoring developments in these industries to better understand factors that may influence future demand for railcars. During the 1st quarter, we saw meaningful improvements in our operating leverage. As we continue through 2012, our operations team will continue to focus on improving efficiencies while keeping production levels stable for the next few quarters. We expect to continue to see the benefits of a strong lease pricing environment and an active secondary market supporting lease portfolio sales.

I’ll now turn it over to Antonio.